DISTRIBUTION ASSISTANCE AGREEMENT

This Distribution Assistance Agreement (the “Agreement”) is made as of January 14th, 2020, by and among Angel Oak Capital Advisors, LLC, a Delaware limited liability company (the “Adviser”), and Destra Capital Investments LLC, a Delaware limited liability company (“Destra”).

RECITALS:

1.

Angel Oak Dynamic Financial Strategies Income Term Trust (the “Fund”) is an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), and has filed a registration statement on Form N-2, as amended (the “Registration Statement”), relating to the initial public offering of shares of common stock of the Fund (the “Common Shares,” and such offering, the “Offering”);

2.

The Fund is operated as a closed-end management investment company under the 1940 Act and the Common Shares are expected to be registered under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), and listed for public trading on the New York Stock Exchange (the “NYSE”);

3.	Destra is registered as a broker-dealer under the Exchange Act and is a member of the Financial Industry Regulatory Authority (“FINRA”); and

4.

The Adviser serves as the investment adviser to the Fund and wishes to retain Destra to provide the distribution assistance and marketing services as described herein under the terms and conditions stated herein, and Destra is willing to provide such services for the compensation set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1.

APPOINTMENT. The Adviser hereby retains Destra to furnish, and Destra hereby agrees to furnish, in accordance with the highest commercial standards, the services set forth in Section 2 below (the “Services”).

2.

SERVICES AND DUTIES OF DESTRA. At such times and to the extent that the Adviser or the Fund may reasonably request, Destra will use its reasonable best efforts to assist the Fund and Adviser with the distribution of the Common Shares in the Offering by:

(a)	distribution of the Common Shares and to generally provide wholesale services with respect to the Common Shares for the Offering;

(b)

providing such assistance as the Adviser or the Fund may reasonably request in connection with structuring the Fund and its investment strategies and policies, in conjunction with discussions with the lead managing underwriters, and developing and coordinating a targeted “road show” with respect to the Offering;

(c)

support in preparing or customizing marketing materials for use by, and presentations to the sales networks at, broker-dealers and other intermediaries that have agreed to distribute the Common Shares in the Offering;

(d)

organizing and hosting meetings with key financial advisers at such broker-dealers and other intermediaries, analysts and other entities that participate in the initial distribution of closed-end funds;

(e)

making such written and other reports and recommendations to the Adviser and the Fund with respect to the distribution of the Common Shares in the Offering as the Adviser or the Fund may reasonably request;

(f)	replying to requests for information from broker-dealers and other intermediaries concerning the Fund, the Offering and/or the Common Shares;

(g)

preparing and discussing with representatives of the Adviser, the Fund, and the lead underwriters of the Offering the sales materials of the Fund, including with respect to the compliance of the content of such sales materials with the rules and regulations of the Securities and Exchange Commission (the “SEC”), the FINRA or any state securities authority;

(h)

assisting in the drafting of press releases in connection with the Offering and providing sales support and marketing services customary for an initial public offering (including any overallotment) of common shares of a closed-end management investment company; and

(i)	providing such other services with respect to the distribution of the Common Shares in the Offering as the Adviser or the Fund may reasonably request from time to time.

Destra acknowledges and agrees that it is not authorized to provide any information or make any representation regarding the Adviser, the Fund or the Common Shares other than (i) information contained in the Fund’s Registration Statement (or such other information approved in advance in writing by the Adviser or the Fund for use by Destra in connection with the performance of the Services provided by Destra hereunder), (ii) the final preliminary prospectus included in the Registration Statement, printed and made available by the Fund for use in connection with the Offering and the related marketing efforts, (iii) any sales literature and advertising materials approved in advance in writing by the Adviser or the Fund for use by Destra in connection with the performance of the Services provided by Destra hereunder and (iv) other information approved in advance in writing by the Adviser or the Fund for use by Destra in connection with the performance of the Services provided by Destra hereunder.

3.

COMPLIANCE WITH THE FUND’S GOVERNING DOCUMENTS AND APPLICABLE LAW. In all matters pertaining to the performance of this Agreement, Destra will act in conformity with the provisions of the governing documents of the Fund, each as amended or restated from time to time, and the Registration Statement related to Destra’s performance of the Services in connection with the distribution of the Common Shares in the Offering, and in accordance with the directions of the Adviser and the Fund, and will conform to, and comply with, the requirements of applicable federal, state and foreign law, including, without limitation, the 1940 Act, the Securities Act, the Exchange Act, NYSE rules and regulations, FINRA rules and regulations and state securities laws and regulations.

4.

EXCLUSIVITY. The Services provided by Destra hereunder are not deemed to be exclusive, and Destra and its officers, employees and affiliates may, without the prior written consent of the Adviser or the Fund, render such services to others, except that during the term of this Agreement: (i) Destra will not launch, or aid in launching, in the public markets any other registered closed-end fund offering with an investment strategy substantially similar to that of the Fund during the period from the launch of the Offering through the closing of the Offering (including the expiration of any overallotment or “Green Shoe” period), without the prior written consent of the Adviser and (ii) Destra will make the Fund the sole focus of Destra’s distribution services for closed-end funds that has an investment strategy of primarily investing in debt issued by financial institutions in any material respect for the period from the launch of the Offering through the closing of the Offering (including the expiration of any overallotment or “Green Shoe” period); provided, however, that the foregoing shall not prohibit Destra from distributing the funds for which it serves as distributor, sub-distributor or sub-wholesaler as of the date of this Agreement or filing, or aiding in the filing of a registration statement for such a closed-end fund following the closing of the Offering (exclusive of any overallotment or “Green Shoe” period) or entering into an agreement to provide services similar to those under this Agreement for such closed-end fund the offering of shares of which shall occur during a period other than the period from the launch of the Offering through the Closing (as defined below) of the Offering (including the expiration of any overallotment or “Green Shoe” period). For greater certainty, the “launch of the Offering” for purposes of this Agreement is the date that the Fund’s definitive preliminary prospectus (also known as the “red herring” prospectus) is printed and first made available by the Fund for use in connection with the Offering and the related marketing efforts. The parties understand and agree that, subject to the termination provisions in Section 11, the launch of the Offering may take place at any time during the continuance of this Agreement at the discretion of the Adviser and the Fund, and that Destra must observe the requirements of clauses (i) and (ii) above regardless of any agreement or arrangements it has entered into to provide services for another closed-end fund whose offering period may overlap with the period from the eventual launch of the Offering through the closing of the Offering.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF DESTRA.

(a)

Destra represents and warrants that (i) it has obtained all necessary registrations, licenses and approvals in order to perform the Services contemplated by this Agreement and (ii) is registered as a broker-dealer with the SEC and is in good standing with FINRA. Destra covenants to maintain all necessary registrations, licenses and approvals to perform the Services contemplated by this Agreement in effect during the term of this Agreement.

(b)

Destra agrees that it shall promptly notify the Adviser and the Fund (i) in the event that the SEC, FINRA or any other authority (including any self-regulatory or state authority) has censured its activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions, (ii) before there is a change of control of Destra or any change in the senior management of Destra or (iii) of any change to Destra that may be reasonably expected to adversely affect its ability to perform the Services contemplated by this Agreement.

(c)

Destra represents and warrants that (i) it is a validly existing entity under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms and (iii) the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, other instruments to which Destra is a party or by which Destra is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it.

(d)	Destra acknowledges that it shall act as an independent contractor in providing Services pursuant to this Agreement.

(e)

Destra acknowledges and agrees that neither the Adviser nor the Fund, nor the legal or accounting advisors to the Adviser or the Fund, is an advisor to Destra as to legal, tax, accounting or regulatory matters in any jurisdiction and Destra shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Services contemplated hereby.

(f)

Destra represents and warrants that (i) it has not compensated, directly or indirectly, any third party in connection with securing the Adviser or the Fund as a client and (ii) it will not share its fees with any third party, without the prior written consent of the Adviser and the Fund.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADVISER.

(a)

The Adviser agrees with Destra that it shall promptly notify Destra (i) in the event that the SEC or any other regulatory authority has censured in writing the Adviser’s activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings that may result in any of these actions and which would materially affect the Fund or the Offering, (ii) in the event that there is a change of control of the Adviser or (iii) of any change to the Adviser that materially and adversely affects the Adviser’s ability to perform its obligations under this Agreement.

(b)

The Adviser represents and warrants to Destra that (i) it is a validly existing entity and has full limited liability company power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on its behalf and constitutes its binding and enforceable obligation in accordance with its terms, (iii) the execution and delivery of this Agreement, the incurrence of its obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, its constituent documents, other instruments to which the Adviser is a party or by which the Adviser is bound or affected, or under any order, rule or regulation applicable to it of any court or any governmental body or administrative agency having jurisdiction over it and (iv) the Adviser will be registered prior to the consummation of the Offering as an investment adviser under the Investment Advisers Act of 1940, as amended, and in any state where registration as such is required, except to the extent any such failure to register would not have a material adverse effect on the Adviser’s ability to perform its obligations under this Agreement.

7.

COMPENSATION. As compensation for the Services to be provided by Destra under this Agreement, the Adviser shall pay to Destra a distribution fee, due and payable upon the closing date of the Offering (the “Closing”), in an amount equal to (i) 0.20% (20 bps) on all Common Shares sold in the Offering by Destra’s wholesaling representatives, and 0.10% (10 bps) on all Common Shares sold in the Offering by wholesaling representatives of [the Adviser’s affiliate], in all cases including any Common Shares sold pursuant to the exercise by the underwriters of their “Green Shoe” option. Adviser agrees that the sales compensation for the wholesaling representatives of [the Adviser’s affiliate] shall be similar to the sales compensation of Destra’s wholesaling representatives, and no case below 0.10% (10 bps) on all Common Shares sold in the Offering.

8.	REIMBURSEMENT OF EXPENSES.

(a)

During the Offering, Destra shall submit to Adviser a request for payment for Destra Road Show Expenses on a regular basis, which Destra anticipates will be weekly. Adviser shall reimburse Destra for Destra Road Show Expenses within ten (10) business days of its receipt of the request for payment.Within 15 days following the earlier to occur of (i) the completion of the Offering, including any proposed overallotment or “Green Shoe” period, or (ii) the determination by the lead underwriters of the Offering that the Offering will not be completed, the Adviser shall pay or reimburse Destra for all Destra Road Show Expenses (as defined below).

(b)

In the event that this Agreement is terminated prior to the Closing, other than pursuant to Section 11(a)(i), Adviser shall bear one hundred percent (100%) of any Destra Road Show Expenses. In the event that this Agreement is terminated prior to the Closing pursuant to Section 11(a)(ii), Destra shall bear one hundred percent (100%) of any Destra Road Show Expenses.

(c)	As used in this Section 8:

“Destra Road Show Expenses” means, and is limited to, reasonable and documented out-of-pocket expenses incurred by Destra up to $450,000 in the aggregate (and any amount above $450,000 upon the approval of Adviser) in connection with the road show for the Offering (including reasonable costs for travel, lodging, meals, printing, shipping and mailing) and marketing expenses in related to schedulers and arranging and executing webinars, conference calls and pre-launch training. For the avoidance of doubt, Destra Road Show Expenses shall not include, without the prior written consent of Adviser, any expenses incurred for the chartering of planes or following the completion of the road show. Adviser is responsible for all of Adviser’s expenses associated with its personnel regardless of functional responsibility in connection with the road show for the Offering (including reasonable costs for travel, lodging, meals, printing, shipping and mailing).

(d)

Any obligation of Adviser to reimburse any expenses to Destra for Destra Road Show Expenses will be satisfied by payment or reimbursement of the required amount to Destra, subject to applicable law. Except as provided in this Section 8, Destra shall not be entitled to be reimbursed by Adviser or the Fund or any of their affiliates for any expenses or costs other than Destra Road Show Expenses.

9.

LIMITATION OF LIABILITY OF DESTRA. Destra will not be liable for any act or omission or for any error of judgment or for any loss suffered by the Adviser or the Fund in connection with the performance of Destra’s duties under this Agreement, except a loss directly or indirectly resulting from willful misfeasance or gross negligence on Destra’s part in the performance of its duties, from the reckless disregard by Destra of its duties under this Agreement or the material breach by Destra of any of Destra’s representations, warranties or covenants hereunder (“Destra Disabling Conduct”).

The Adviser agrees to indemnify, defend and hold harmless Destra, and each of its officers, trustees, directors and agents, and any person who controls Destra, within the meaning of Section 15 of the Securities Act (collectively, “Destra Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket fees of one counsel incurred in connection therewith) which Destra Indemnified Persons may incur arising out of or relating to (i) Adviser Disabling Conduct with respect to any of its obligations under this Agreement and as investment adviser to the Fund; (ii) Adviser’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement s or covenants contained in this Agreement; or (iii) the Adviser’s failure to comply, on behalf of itself and the Fund, with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon Destra Disabling Conduct.

10.

LIMITATION OF LIABILITY OF THE ADVISER AND THE FUND. Neither the Adviser nor the Fund will be liable for any act or omission or for any error of judgment or for any loss suffered by Destra in connection with the performance of the Adviser’s duties under this Agreement, except (in the case of the Adviser and not the Fund) for a loss resulting from willful misfeasance or gross negligence on the Adviser’s part in the performance of its duties or from the reckless disregard by it of its duties under this Agreement or the material breach by the Adviser of any of the Adviser’s representations, warranties or covenants hereunder (“Adviser Disabling Conduct”).

Destra agrees to indemnify, defend and hold harmless the Adviser and the Fund, each of their officers, trustees, directors and agents, and any person who controls the Adviser or the Fund within the meaning of Section 15 of the Securities Act (collectively, “Adviser Indemnified Persons”), against any and all claims, demands, liabilities and expenses (including the reasonable and documented out-of-pocket costs of investigating or defending such claims, demands or liabilities and any reasonable and documented out-of-pocket fees of one counsel for each of the Adviser and the Fund incurred in connection therewith) that any Adviser Indemnified Persons may incur arising out of or relating to (i) Destra Disabling Conduct with respect to the provision of Services under this this Agreement; (ii) Destra’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement or (iii) Destra’s failure to comply with any applicable laws or regulations, but only to the extent that such claims, demands, liabilities and expenses do not arise out of or are not based upon Adviser Disabling Conduct.

11.	TERMINATION.

(a)	This Agreement may be terminated solely as follows:

(i)

by Destra in the event of a material breach of this Agreement by the Adviser, upon 10 days’ prior written notice to the Adviser and the Fund; provided, however, that a determination by the lead underwriters that the Offering will not be completed shall not be deemed to be a material breach of this Agreement;

(ii)

by the Adviser in the event of a material breach of this Agreement by Destra, upon 10 days’ prior written notice to Destra; provided, however, that a determination by the lead underwriters that the Offering will not be completed shall not be deemed to be a material breach of this Agreement;

(iii)

by the express written mutual agreement of all of the parties hereto (including, but not limited to, following a determination based upon discussions with prospective lead managing underwriters that the Offering is not likely to occur within the time frame set forth in (iv) below; and

(iv)	by any of the parties on or after [ ], if the Offering has not commenced by that date.

(b)

Upon termination of this Agreement other than pursuant to Section 11(a)(ii), the Adviser shall promptly pay to Destra the reimbursement of Destra Road Show Expenses as set forth by Section 8(b). The Adviser shall owe no other fees or expenses upon termination to Destra including, by way of clarification, fees contemplated by Section 7.

(c)	Sections 9, 10 and 12 through 23 shall survive any termination of this Agreement.

12.	AMENDMENT OF THIS AGREEMENT. This Agreement may not be amended, supplemented or otherwise modified except by written agreement executed by all the parties hereto.

13.

CONFIDENTIALITY / PRIVACY. Destra and the Adviser each acknowledge that it may obtain certain confidential information of the other parties to this Agreement, or, in the case of Destra, of the Fund and shareholders of the Fund, during the performance of its duties under this Agreement, and each party hereto agrees to treat all such confidential information as proprietary information of the applicable party and to keep such information confidential by using the same care and discretion it uses with respect to its own confidential information, property and trade secrets; provided, that a party may disclose confidential information if (i) such disclosure is approved in writing by the applicable party from which the confidential information originates or (ii) such disclosure is required by applicable laws, rules, and regulations (including, for the avoidance of doubt, disclosures required in any document filed, provided or furnished with or to the SEC, FINRA or other regulatory authority), or such disclosure is required to be made in response to a valid request by a regulatory authority having jurisdiction; and provided further that the Adviser may disclose material terms of the Agreement to underwriters of the Fund and in the Prospectus and Statement of Additional Information for the Fund. If Destra is required or requested to disclose confidential information of the Adviser or the Fund pursuant to (ii) above, Destra shall immediately notify the Adviser or the Fund, as the case may be, in order to provide the Adviser or the Fund, as the case may be, the opportunity to pursue such legal or other action as such parties may desire to prevent the release of such confidential information, and such party agrees to provide reasonable assistance to any party seeking to prevent the release of such confidential information, at the expense of the requesting party. For purposes of this Agreement, “confidential information” does not include information which, without any breach of Destra, the Fund or the Adviser of the foregoing, (1) is or becomes publicly available (other than in breach of this Agreement or a violation of a confidentiality obligation owed to a party hereto), (2) is in the possession of Destra, the Fund or the Adviser (as the case may be) prior to disclosure by the other party, (3) is independently developed by Destra, the Fund or the Adviser (as the case may be) outside the scope of this Agreement and without use of confidential information or (4) is rightfully obtained by Destra, the Fund or the Adviser (as the case may be) from third parties who have no duty of confidentiality to the Adviser, the Fund or Destra, respectively.

In the performance of its obligations under this Agreement and in respect of any information provided to Destra in connection with this Agreement, Destra agrees to comply with all applicable laws and regulations related to the collection, storage, handling, processing and transfer of non-public personal information (“Applicable Data Security Laws”), including without limitation the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et. seq., and to implement and maintain appropriate security measures to protect the confidentiality, security and integrity of non-public personal information in the manner provided for under and to the extent required by all such Applicable Data Security Laws.

14.	GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws of any jurisdiction to the contrary.

15.	BOOKS AND RECORDS

(a)

In compliance with the requirements of the 1940 Act and other applicable law, Destra hereby agrees that all records which it may maintain for the Fund or the Adviser, as the case may be, are the property of the Adviser or the Fund, as the case may be, and further agrees to surrender promptly to the Adviser or the Fund, as the case may be, any of such records upon request.

(b)

Destra hereby agrees to furnish to regulatory authorities having the requisite authority any information or reports in connection with Services that Destra renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Adviser and/or the Fund are being conducted in a manner consistent with applicable laws and regulations. Subject to the proviso below, if Destra is required or requested to provide any information or reports to regulatory authorities, Destra shall immediately notify the Adviser and the Fund in order to provide the Adviser and the Fund the opportunity to pursue such legal or other action as it may desire to prevent the release of the information or reports, and Destra agrees to provide reasonable assistance to the Adviser and the Fund in seeking to prevent the release of the information, in each case; provided, that such disclosure by Destra is not prohibited by applicable law.

16.

BENEFIT TO OTHERS. The understandings contained in this Agreement are for the sole benefit of the parties hereto and the Fund and their respective successors and assigns and, except as specifically contemplated herein with respect to Destra Indemnified Persons and Adviser Indemnified Persons, they shall not be construed as conferring, and are not intended to confer, any rights on any other persons except the Fund. For the avoidance of doubt, the Fund is an express third-party beneficiary of this Agreement.

17.

BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights nor delegate its obligations under this Agreement without the prior written consent of other parties hereto; provided, that the Adviser may assign its rights or obligations, in whole or in part, under this Agreement to the Fund. Any assignment not in accordance with this Section 17 shall be void ab initio.

18.

EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against the any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

19.

ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

20.

WAIVERS. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

21.

CONSTRUCTION. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

22.

SEVERABILITY. If any provision (or part thereof) of this Agreement is held illegal, invalid or unenforceable by a final decision of a court of competent jurisdiction, statute, rule, regulation, law or ordinance, the parties hereto shall negotiate in good faith to replace such provision with a legal, suitable and equitable substitute therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and the remaining provisions of this Agreement shall remain in full force and effect.

23.	NOTICES.

All notices required or permitted to be sent under this Agreement shall be sent:

If to the Adviser, to:

Angel Oak Capital Advisors, LLC

3344 Peachtree Rd. NE

Suite 1725

Atlanta, GA 30326

With copies emailed to:                                dory.black@angeloakcapital.com

If to Destra, to:

Destra Capital Investments LLC

444 West Lake Street

Suite 1700

Chicago, IL 60606

With copies emailed to:                                dominic.martellaro@destracapital.com

                                                                        legal@destracapital.com

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused the instrument to be executed by their officers designated below as of the day and year first above written.

ANGEL OAK CAPITAL ADVISORS, LLC

By:
Name:
Title:

DESTRA CAPITAL INVESTMENTS LLC

By:
Name:
Title: